Exhibit 10.30

Edition 202205

Working Capital Loan Contract

(Online Version)

Contract No.: XW100052621023033100001

Special reminder: before signing this contract, the lender reminds the borrower to fully read all the terms of this contract and its attachment (if any), clearly understand and know its own rights and obligations. In particular, the borrower shall pay attention to, read and understand carefully the terms herein marked in boldface and underscore, indicating terms of great importance to the borrower’s rights and interests. The borrower should suspend signing and consult through the customer service or customer manager of Jiangsu Bank (customer service telephone number 95319) if he/she has any questions about the contents herein.

If the borrower accepts this contract through channel designated by the lender (including but not limited to Jiangsu Bank mobile banking, enterprise mobile banking, online banking and the client end related to this business, etc.) by singing the electronic signature or by clicking confirmation or ticking on the application processing page, it means that the borrower knows, understands and agrees to accept all the terms and conditions herein and is willing to be bound by such terms and conditions. The borrower fully recognizes the validity of the contract concluded in electronic format.

Borrower: HangZhou Shanyou Medical Equipment Co., Ltd.

Mailing address: No. 138, Louta Development Zone, Guancun Village, Louta Town, Xiaoshan District, Hangzhou, Zhejiang Tel: 13606718066

Lender: Bank of Jiangsu Co., Ltd. Hangzhou Branch

In accordance with the relevant laws and regulations of the country, the parties have entered into this contract by mutual consent and are willing to abide by all the clauses of this contract.

Article I Content of the loan

I.	Amount of loan: RMB (Chinese Character) 叁佰万圆整（RMB3 million）.

II.	Term of loan: From March 31, 2023 to March 30, 2024.

III.	Lending rates

The loan under this contract shall bear a fixed rate of 4.05% per annum (i.e. at the latest published loan prime rate (LPR) of ☑ one year /☐ five years or more (LPR) 3.6500% plus (plus/minus) 40.0000 BP at (1 BP equals 0.01 percentage point) on the day before the date of signing this contract) and the rate shall remain unchanged during the term of the contract.

Interest of loan under the contract is calculated from the date of loan issuance, based on the actual amount issued and the number of days used. Except for the calculation of overdue compound interest, the simple interest calculation method shall be adopted and the interest shall be calculated on a daily basis. Daily rate = annual rate/360.

IV.	The purpose of the loan is business turnover.

The borrower shall use the loan in strict accordance with the purpose stipulated in this contract and shall not change its purpose or misappropriate the loan without the consent of the lender.

The borrower undertakes that the borrowed funds shall not be used in any form for fixed assets, equity investments, areas and uses that violate the state credit policy. In addition, the borrowed funds shall not be used for investments such as stocks, bonds, futures, financial derivatives and asset management products, or other illegal activities.

V.	Loan note

The loan note is the borrower’s loan document under this contract, which is a valid part of this contract and has the same legal effect as this contract. If the borrower’s contents of the loan such as: amount of loan, issue date, maturity date, rate under this contract are different from those stated in the loan note, the loan note shall prevail.

Article II Loan interest settlement

1.	Interest is calculated on the actual amount lent and the actual period of borrowing from the date of actual disbursement of the loan. Interest is payable on a monthly (monthly/quarterly) basis, the settlement date shall be the twentieth day of each month (month/month of quarter end).

2.	The borrower is required to pay interest on the same day of each interest settlement date and the lender may deduct the interest directly from the borrower’s account with Bank of Jiangsu.

Article III Penalty interest and compound interest

In the event that a loan under this contract is overdue or is not used for the purpose for which it was contracted, the lender is entitled to charge a penalty rate of 50 % from the date of overdue at the rate on the loan under this contract; if the borrower does not use the loan for the purpose agreed in the contract, the lender is entitled to charge a penalty rate of 100 % from the date of misappropriation at the rate on the loan under this contract.

Interest (including penalty interest) on overdue payments to the borrower is compounded at the rate of this contract and compounded at the penalty rate after the loan is overdue.

Article IV Conditions of withdrawal

1.	The borrower may withdraw funds (unless the lender agrees to waive them) when this contract is in force and the following conditions are met:

(1)	The borrower has opened a relevant RMB or/and foreign exchange account with the lender or its branch;

(2)	The borrower has provided the lender with legal documents proving the legitimacy of the borrower, including but not limited to the latest and valid business license, approval certificate, joint venture or cooperation contract, articles of association, etc.;

(3)	The borrower has submitted to the lender an Application for Withdrawal and an Entrusted Payment Mandate;

(4)	The contract of guarantee in relation to the loan is in force, the formalities of legal and effective guarantee have been completed, and the guarantor has not breached the contract under the guarantee contract during the duration of this contract;

(5)	All formalities required in relation to this contract and by the lender, including but not limited to approval, registration, filing, insurance, notarization, witnessing, etc., have been completed;

(6)	The borrower has provided the lender with a capital verification report certifying that the borrower’s registered capital is validly contributed;

(7)	In accordance with the provisions of the borrower’s internal authorization system, the borrower has provided the lender with a resolution and a letter of authorization from the borrower’s board of directors and/or shareholders meeting (general meeting of shareholders) and other authorized authorities consenting to the loan under this contract;

(8)	The borrower has provided the lender with supporting documentation regarding the purpose of the loan under this contract;

(9)	The borrower has provided the lender with a loan note with a valid seal of the borrower;

(10)	When the lender deems necessary, the borrower shall notarize the loan contract and guarantee contracts such as the guarantee contract and the mortgage (pledge) contract with enforcement effect;

(11)	The borrower and/or the guarantor has paid all fees payable (if any) under this contract;

12.	The borrower does not have a breach of contract under this contract or any other contract signed with the lender, other branch of the Bank of Jiangsu or other third party.

Article V Withdrawal plan

The borrower may make withdrawal in one time or several times after all withdrawal conditions have been met. With the consent of the lender, the specific withdrawal amount, term, interest rate shall be subject to the details in the loan note.

Article VI Method of payment

I.	The loan under this contract shall be paid in the following manner 1:

1.	Entrusted payment method. The lender will pay the loan funds through the borrower’s account to the borrower’s counterparty in accordance with the borrower’s withdrawal application and payment mandate for the purposes agreed herein.

2.	Independent payment method. After the lender has pay the loan funds to the borrower’s account in accordance with the borrower’s withdrawal application, the borrower will make independent payments to the borrower’s counterparties in accordance with the plan determined at the time of application for the purposes agreed herein. The borrower undertakes to submit to the lender the trade contract, invoice and transfer voucher corresponding to the payment at least within 30 days after the loan is disbursed in accordance with the lender’s requirements.

II.	Where any of the following circumstances occur to the borrower, the lender is entitled to negotiate with the borrower on supplementary loan payment terms; if the negotiation fails, the lender is entitled to stop the payment of the loan funds or require the borrower to repay the loan in advance:

1.	Decline in credit status;

2.	The main business is not very profitable and breaks the agreed financial targets;

3.	Non-payment of loan funds as agreed in the contract;

4.	Breach of contractual agreements to avoid payments entrusted to the lender by breaking up the whole into parts.

5.	Failure to comply with commitments;

6.	Other cases of breach of contractual agreements.

Article VII Repayment

I.	The borrower’s sources of repayment include, but are not limited to, operating revenue.

II.	The borrower shall repay the loan with the following method 1:

1.	The interest shall be paid monthly or quarterly, and the principal of the loan shall be repaid in a lump sum when due. Follow the interest settlement rules stipulated in Article 2 herein;

2.	Monthly repayment of average capital plus interest, that is, except for the first month/ the last month, the principal and interest of the loan shall be repaid in a fixed amount every month, and the remaining principal and interest of the loan shall be repaid on the maturity date. The formula for calculating the monthly repayment amount is as follows:

Monthly repayment amount (except the first month/ last month)= principal of the loan × monthly interest rate (1 + monthly interest rate) n÷[(1 + monthly interest rate) n－1], where n is the number of loan months, monthly interest rate＝annual interest rate /12.

3.	Monthly repayment of average principal, that is, except for the first / last two months, the principal of the loan in a fixed amount as well as the interest actually incurred in that month shall be repaid every month, and the remaining principal and interest of the loan shall be repaid on the maturity date. The formula for calculating the monthly repayment amount is as follows:

Monthly repayment amount (except the first month/ last month)= principal of the loan÷number of loan months＋ (principal of the loan－cumulative amount of principal repaid) × monthly interest rate, where monthly interest rate＝annual interest rate /12.

In the case of monthly repayment of average capital plus interest or monthly repayment of average principal, the borrower can inquire about the actual amount of principal and interest to be repaid each month through Jiangsu Bank’s business outlets and electronic channels (including but not limited to mobile banking and online banking).

4.	“Easy repayment” mode for small and micro businesses

a.	Pay the interest monthly, and repay the principal each ____/ ___ (month/quarter/half year) at the amount of RMB (in words) / and the remaining principal and interest of the loan shall be repaid in a lump sum when due.

b.	The repayment will be apportioned on the basis of ____/ ___ years. The monthly repayment amount shall be calculated based on the monthly repayment of average capital plus interest in ____/ ___ years, and the remaining principal and interest of the loan shall be repaid in a lump sum when due. For example, a 3-year loan is apportioned over 5 years, that is, the monthly repayment amount from the 1st month to the 35th month is calculated in the mode of “Monthly repayment of average capital plus interest” over 5 years based on the loan principal amount, and the remaining principal and interest of the loan shall be repaid in the 36th month).

5.	Other repayment methods:______ /______ .

III.	Repayment date

1.	If the method 1 in the preceding paragraph is adopted, the maturity date of loan shall be the last date of repayment, and the unpaid interest shall follow the principal.

2.	If the method 2, 3 or 4 in the preceding paragraph is adopted, the first repayment date shall be ☒ the first expiry date for interest/☒☐ ____/___ (M/D/Y), and the corresponding date afterwards in ☒☐each month/☐☒the last month of each quarter/☐☒ the last month of each half year; if no corresponding date is available, the repayment date shall be the last date of the month. The last repayment date is the maturity date of the loan. If the above repayment date is not a banking day, repayment shall be postponed to the next business day.

IV.	If the borrower needs to extend the loan, he/she should submit a written application to the lender 30 working days before the maturity of the loan, and the extension will be processed with the consent of the lender.

V.	The borrower irrevocably authorizes the lender to debit the borrower’s account with the branches at all levels of the Bank of Jiangsu for all principal, interest and other relevant expenses due or early maturity on the loan. Where the deducted amount is in foreign currency, it shall be converted at the foreign exchange bid price announced by the lender on the date of deduction.

VI.	To pre-repay the loan partly or fully, the borrower shall obtain the consent of the lender. Interest shall be charged for the pre-paid loan based on the principal amount prepaid, the actual number of days of loan use and interest rate agreed herein. In case of early repayment, the interest already charged shall not be adjusted. After prepayment, interest shall be charged against the outstanding loans based on the agreed interest rate.

Article VIII Representations and warranties of the borrower

1.	The right as principal of the borrower meets the requirements of relevant laws, and regulatory documents;

2.	The borrower is fully authorized to enter into this contract and other related documents and is capable of executing and performing the responsibilities;

3.	The borrower’s execution of this contract and other related documents is not contravening or violating, and will not contravene or violate any laws, regulations or regulatory documents and will not contravene other contracts and agreements signed by him or any obligations it undertakes;

4.	The borrower has no litigation, arbitration or administrative penalties currently pending or, to the borrower’s knowledge, likely to be brought against the assets or proceeds;

5.	The borrowers cooperate with lenders for loan payment management, post-loan management and related inspections;

6.	The financial statements provided by the borrower truly reflect the financial position of the borrower;

VII.	The application materials in this contract and the guarantee contract, as well as the statements and warranties relating to the borrower, guarantor, mortgagor, pledger, mortgage (pledge) and project are true, complete, legal, valid and accurate, and does not contain false, concealed or, misleading statement or material omissions;

VIII.	The borrower understands and agrees that: when the lender needs to make adjustments in funds, accounts, data, etc., due to system errors, incorrect page display, improper profits of the borrower, etc., the borrower agrees to authorize the lender to make adjustments and actively cooperate with the lender;

IX.	The borrower acknowledges and agrees that: The lender is not an Internet service provider, and when the borrower intends to use the loan, it might be impossible to receive the relevant funds due to reasons such as system transmission delay. The actual time of fund receiving shall be based on the results recorded by the lender’s system.

X.	The lender reserves the unilateral right to suspend or terminate the loan withdrawal, and adjust the borrowing limit (including, but not limited to, the total size limit, individual limit, daily limit and monthly limit) and the number of loan releases based on the borrower’s qualifications, historical repayment, interest rate policy, changes in the market environment, use of funds, etc.;

XI.	Unless there is reliable and conclusive contrary evidence, all legal documents submitted, confirmed or signed by the borrower in the form of electronic data and documents, vouchers, records and other related materials (including, but not limited to, the term, amount, interest rate, repayment method of each loan, etc.) generated, produced or retained by the lender through designated channels constitute valid evidence to prove the relationship of rights and obligations between the parties. The borrower has no objection to this.

Article IX Rights and obligations of the borrower

I.	Rights of the borrower

1.	The right to withdraw and use the loan as agreed in this contract;

2.	The right to assign the debt under this contract to a third-party with the written consent of the lender.

II.	Obligations of the borrower

1.	The borrower shall truthfully provide the documents and information requested by the lender (including all account numbers of the bank, the balance of deposits and loans, true information about the use of loans, the status of assets, production and operation activities, internal management, etc.);

2.	The borrower shall provide financial statements for the previous month by 20 days before every month and provide financial statements (or audited financial statements) to the lender within 120 days after each fiscal year, and shall provide the lender with alteration and changes in a timely manner;

3.	The borrower shall accept and cooperate with the lender in the investigation, supervision and inspection of the use of credit funds and related production, operation and financial activities;

4.	The borrower shall open a relevant settlement account at the lender;

5.	The borrower shall conduct domestic and foreign settlement, foreign exchange settlement and other intermediary business with the lender or the branches in a ratio of at least the total balance of the loans under this contract and the borrowers’ loans from other financial institutions;

6.	The loans shall be used for the purposes and in the manner agreed in this contract;

7.	The principal, interests and other payables of the loan shall be repaid in full and on time as agreed herein;

8.	In the event of any change in the borrower’s name, legal representative /principal, residence, registered capital etc., the borrower shall notify the lender in writing within 5 working days after such change;

9.	The borrower or guarantor shall promptly notify the lender of any existing or possible material adverse event affecting the debt paying/guarantee ability;

10.	In the event of contracting, leasing, property rights change, asset transfer, making foreign investments, substantially increasing debt financing, as well as major matters such as mergers, demergers, equity transfers, application for suspension of business, application for dissolution or bankruptcy, reduction of registered capital or assignment of claims and debts, the lender shall be immediately notified in writing and agreed in writing by the lender, and the borrower shall implement measures to secure the repayment of principal and interest and other related expenses of the loan under this contract in accordance with the requirements of the lender;

11.	The total amount of security for third-party liabilities shall not exceed five times the net assets of the borrower;

12.	If the borrower is a group customer, the borrower shall report in writing to the lender within 10 days from the date of the connected transaction with an underlying amount of 10% or more of the borrower’s net assets, the contents of report include but not limited to the connected relationship of the parties to the transaction, the items and nature of the transaction, the amount or corresponding proportion of the transaction and the basis of pricing (including transactions with no amount or a nominal amount);

13.	The borrower shall insure the property in connection with the loan with an insurance company as required by the lender and confirm relevant matters when purchasing insurance;

14.	If this contract is notarized by a notary organ to give enforcement effect, the borrower agrees to be enforced by the people’s court and waives the right of defense.

Article X Rights and obligations of the lender

I.	Rights of lenders

1.	The right to request information and documents from the borrower in connection with the loan under this contract;

2.	The right to require the borrower to repay the principal and interest of the loan on or before the due date;

3.	The right to be informed of the borrower’s basic situation, production and operation, financial situation, repayment plans, guarantor and collateral, and the right to make extracts or copies from relevant information such as accounting books and business records;

4.	The right to supervise the use of the loan by the borrower for the purposes and in the manner agreed in this contract;

5.	If the borrower fails to perform any of the obligations under this contract, the lender shall be entitled to change the method of payment of the loan, stop disbursing the loan which the borrower has not yet withdraw and/or require the borrower to repay the loan early or declare the entire loan to mature early in accordance with this contract;

6.	The lender has the right to withdraw the loan early depending on the borrower’s withdrawal of fund;

7.	In the event of contracting, leasing, property rights change, asset transfer, making foreign investments, substantially increasing debt financing, as well as major matters such as mergers, demergers, equity transfers, suspension of business, application for dissolution or bankruptcy, reduction of registered capital or assignment of claims and debts, merger, acquisition and reconstruction or weakening of repayment ability, or when the guarantor has a decline in guarantee ability and other major matters that endanger the safety of the lender’s creditor’s rights, the lender shall have the right to require the borrower to settle the principal and interest of the loan under this contract in advance and pay all other related expenses, or to require the borrower to put all debts under this contract into the name of an assignee acceptable to the lender, or to require the borrower to provide other security measures acceptable to the lender.

8.	Unless otherwise agreed by both parties, if the borrower defaults the principal, interest and expenses simultaneously, the lender shall be entitled to decide the order in which the principal, interest or expenses shall be repaid; in the case of payment in installments, if there are multiple maturing or overdue loans under this contract, the lender shall be entitled to determine the repayment order of a certain amount of loan by the borrower. If there are multiple expired loan contracts between the borrower and the lender, the lender shall be entitled to determine the order of contract performance by the borrower for each repayment;

9.	When the use of various electronic channels is suspended in the lender’s system due to temporary maintenance, sudden failures, natural disasters, hacker attacks and other reasons, the lender is not required to notify the borrower in advance or bear any liability for breach of contract or compensation. However, in the event of predictable situations such as major system maintenance and upgrades of the lender, the lender shall be deemed to have notified the borrower by announcing the relevant matters through the official website (www.jsbchina.cn) or through the channels designated by the lender;

10.	Other rights provided by laws and regulations, regulatory documents and the contract.

II.	Obligations of the lender

1.	The lender shall grant the loan to the borrower on the terms set out herein;

2.	The lender shall maintain the confidentiality of the borrower’s financial situation and production and operation, unless otherwise provided by law, regulations or regulatory documents.

Article XI Event of default and handling

I.	During the period of this contract, any of the following events shall constitute an event of default under this contract:

1.	The borrower violates any representations and warranties under the contract;

2.	The borrower fails to fully and timely perform any of the obligations under this contract and the other relevant documents, including but not limited to failing to repay the principal and interests of the loan and other payables under the contract in full;

3.	The borrower change the use of the loan in violation of the contract or misappropriate the loan or use the loan for money laundering, terrorist financing or any other illegal or illegal transaction without the consent of the lender;

4.	The borrower’s voluntary or forced to close down, liquidation, reorganization, dissolution or bankruptcy;

5.	The borrower provides false information or conceals material business or financial facts;

6.	The borrower breaches the financial targets set out in this contract;

7.	The borrower has incurred a deteriorated financial position that may affect the security of the loan, or the borrower intends to evade the bank’s claim;

8.	The borrower’s borrowing program has been cancelled or cannot be implemented;

9.	The borrower uses a fraudulent contract with a related party to obtain funds or credit from a lender or other banks;

10.	The borrower has committed or is suspected of committing illegal practices; or is involved or may be involved in litigation, arbitration cases and other legal disputes;

11.	The borrower breaches of any other contracts with the lender or other institutions of Bank of Jiangsu or other third parties, or a dispute arising out of such a contract which leads or may lead to litigation or arbitration;

12.	The controlling shareholder of the borrower transfers the shares of the borrower, or the occurrence of material events by the controlling shareholder, beneficial owner, legal representative or senior management of the borrower, including but not limited to the occurrence or suspected occurrence of illegal acts, litigation, arbitration or administrative penalties, serious deterioration of financial position, declaration of bankruptcy or dissolution, failure to perform his/her duties etc.;

13.	Default of the guarantor, including but not limited to false information provided by the guarantor, breach of other contracts entered into by the guarantor with the lender or other institutions of the Bank of Jiangsu or other third parties, or litigation or arbitration as a result of disputes arising from such contracts, forced or voluntary closure of business, major difficulties in production and operation or major adverse changes in financial situation, occurrence or suspected violation of law, evasion of bank claims, mergers and/or acquisitions, other circumstances that may reduce the guarantee ability, etc.;

14.	Other circumstances that endanger or may endanger the loan security of the lender.

II.	In the event of default, the lender is entitled to, depending on the nature and extent of the default, take one or more of the following courses of action:

1.	The borrower is required to rectify the default and to take remedial measures within the specified time limit;

2.	Changing of payment method for undrawn loans under this contract;

3.	The borrower is required to provide other guarantee approved by the lender;

4.	Stopping the borrower from continuing to withdraw, cancelling the undrawn loan amount, declaring the principal and interest of the loan under this contract to be prematurely due, and immediately repossessing the loan;

5.	Request to the guarantor to perform the obligation of guarantee or disposal of the mortgaged (pledged) property;

6.	Declaring all principal and interest under other loan contracts entered into between the borrower and the lender and other branches of the Bank of Jiangsu to be due and payable in advance and immediately recovering the entire loan;

7.	Freezing of part or all of the borrower’s deposits and shall be entitled to debit the borrower’s deposit account opened at the branches at all levels of the Bank of Jiangsu to repay the debts. Where the deducted amount is in foreign currency, it shall be converted at the foreign exchange bid price announced by the lender on the date of deduction;

8.	If this contract has been notarized by a notary organ to give it compulsory execution effect, it may apply to the people’s court for compulsory enforcement;

9.	Other rights provided by laws and regulations, regulatory documents and the contract.

Article XII Fees

1.	The fees incurred in connection with this contract, including but not limited to credit checks, notarization, witnessing, registration, etc., shall be borne by each party according to the provisions of the law, regulations and regulatory documents.

2.	The borrower shall be liable for any fees incurred by the lender in collecting the principal and interest on the loan due to the borrower’s failure to repay the principal and interest on time, including but not limited to public notice fees, service fees, appraisal fees, attorney’s fees, litigation fees, travel fees, evaluation fees, auction fees, property preservation fees, enforcement fees, etc.

Article XIII Transfer of debts

1.	The borrower shall not transfer any rights or obligations under this contract to any third-party without the written consent of the lender.

2.	If the borrower transfers the rights and obligations under this contract to a third-party with the written consent of the lender, the third-party shall unconditionally comply with all the clauses hereunder.

Article VIX Amendment, termination and execution of rights of the contract

1.	Unless otherwise stipulated herein, this contract shall be amended or terminated in writing by mutual agreement;

2.	Any leniency, days of grace or delay on the part of the lender in executing the lender’s rights under this contract in respect of any default or delay on the part of the borrower during the period of the contract shall not prejudice, affect or limit all the rights of the lender as a creditor under this contract and the relevant laws and regulatory documents, nor shall it be deemed to be a permission or approval by the lender of any breach of this contract nor shall it be deemed a waiver of the lender’s right to act in respect of any existing or future breach.

Article XV The borrower agrees that the claims under this contract shall be given enforcement effect after the contract is notarized, and in the event that the borrower fails to perform or does not fully perform the obligations under the contract, the lender may apply to the people’s court having jurisdiction to enforce such enforcement.

Article XVI Provisions on anti-money laundering

1.	The borrower undertakes that the loan transaction it applies for under the contract is true and legal. The loan transaction does not involve money laundering, terrorism or other illegal purposes, or violate any applicable laws and regulations and international treaties on economic sanctions, trade embargoes and trade controls. The borrower will voluntarily accept anti-money laundering investigations, provide the required information and ensure that such information is accurate, authentic and complete.

2.	The borrower undertakes that the sources of funds involved in borrowing from the lender and repayment are legal and compliant, and that there are no illegal activities such as money laundering, terrorist financing, tax evasion, fraud etc.

3.	If the lender discovers or has reasonable grounds for suspecting to existing or suspected illegal activities such as money laundering, terrorist financing or tax evasion by the borrower, the lender may take necessary money laundering risk control measures, including but not limited to suspending the loan withdrawal under this contract, declaring the loan due in advance. For the losses caused to the lender by taking risk control measures and as a result of the borrower’s violation of the anti-money laundering obligations stipulated in this article, the borrower shall bear the corresponding liability for compensation.

Article 17 Information query and use

1.	The borrower irrevocably authorizes Bank of Jiangsu Co., Ltd. to access all kinds of information relating to the borrower from the date of signing this contract to the date of termination of the business under this contract, including but not limited to state administrative organization, government departments, business management agencies, social third-party data platforms, online media, etc. The borrower is aware of the legal consequences that may arise from the provision of such non-public information.

2.	The borrower hereby irrevocably undertakes that in the event of a breach of the obligations under this contract, the lender may report information on the default of the debtor to credit agencies and banking associations, and authorizes the relevant banking associations to share information on the default of the borrower among banking financial institutions and even to publicize it to the public in an appropriate manner.

3.	If the borrower fails to perform the repayment obligations in time and in full as stipulated in this contract, the lender shall be entitled to entrust cooperative institutions, law firms and other legally compliant third-party institutions to collect them on behalf of the lender. The borrower authorizes and agrees that the lender may collect, process, use and transmit the data and information of the borrower within the scope of this contract for the purpose of collecting and recovering debts and share the necessary information of the borrower (such as identity information, contact information, performance information and performance ability judgment information, etc.) with the aforementioned institutions.

4.	The borrower shall voluntarily accept the joint measures taken by the banking financial institutions such as the lender to reduce or stop credit granting, stop opening new settlement accounts, stop issuing new credit cards of the legal representative, etc., for joint trust-breaking and punishment of rights protection.

Article XVI Notice and service

I.	The borrower hereby confirms that the mailing address, telephone number, fax and e-mail address listed at the beginning of this contract are the valid service address of the borrower.

II.	A notice to the borrower shall be deemed to have been served if:

1.	Electronic service (including text messages, e-mails, faxes, etc.) is deemed to be delivered when the sender’s equipment shows that the delivery is successful;

2.	If it is served by hand, the date on which the sender notes the relevant situation on the written document or service certificate on the spot shall be deemed to be the date of effective delivery;

3.	Service by post (including express mail, ordinary mail, registered mail, etc.) shall be deemed to be served on the fifth calendar day after the date of delivery by the sender or the date on which the notice is actually served at the relevant address or the date on which the notice is returned (whichever is earlier);

4.	If several of above-mentioned methods are adopted at the same time, the notice delivered to the other party at the earliest shall prevail.

III.	The borrower designates the following persons as the representative signatories (i.e. designated recipients) of the lender’s notices and court documents, including: the unit, the unit’s shareholders, the unit’s staff, the property management personnel, the janitor and the security guard of the housing estate or office building where the above service address is located, which is, applicable to the case where the person served is the unit.

IV.	Scope of application of the above-mentioned service address, mode of service and designated recipient: including the service of all kinds of notices, letters, attachments, agreements and other documents of the borrower in the process of performing this contract from the establishment of the contract to the completion of debt performance and in the handling of disputes hereunder, as well as the service of relevant documents and legal documents during the first instance, second instance, retrial and enforcement (including the disposal of collateral, etc.), special procedures and other stages after a dispute enters the notarization, arbitration or civil proceedings.

V.	If the above address for service changes, the borrower will notify the lender, the court, arbitration institution or notary organ in writing within 3 working days from the date of the change, before receipt of the written notice of change by the aforementioned people or organizations, the notice or document served by the lender, people’s court, arbitration institution or notary office according to the above-mentioned service address shall be deemed to be effectively served.

VI.	If the address provided or confirmed by the borrower for service is incorrect, the notice of changes in address for service is not delivered in a timely manner or if the designated recipient refuses to sign for any of the reasons that cause the notice or documents not to be actually received by the borrower, the notice or document delivered in the manner agreed above shall be deemed to have been validly served, and the resulting risk shall be borne by the borrower.

VII.	After a dispute or entanglement in this contract enters into the arbitration/civil proceedings, if the borrower responds and submits a confirmation of the service address directly to the arbitration institution / court, and the confirmed address is inconsistent with the service address confirmed herein, the service address submitted to the arbitration institution or court for confirmation (the service address applies to the mode of service agreed herein and the legal consequences of service) shall prevail.

Article XVII Application of law and dispute resolution

The laws of the People’s Republic of China (for the purpose of this contract only, the law exclude the laws of the Hong Kong Special Administrative region, Macao Special Administrative region and Taiwan of the People’s Republic of China) shall apply to the formation, validity, interpretation, performance and dispute resolution of this contract. If a dispute arises during the performance of the contract, the parties may negotiate or mediate; if negotiation or mediation fails, the dispute shall be settled in the manner specified in item A below:

A.	To the people’s court of the lender’s location;

B.	To apply to the ____ /____ committee for arbitration.

C.	To the people’s court where the contract was concluded.

Article XX Miscellaneous agreed by the parties

1.	The loan under this contract is a specific credit under the credit line of the Comprehensive Credit Extension Contract of Maximum Amount numbered / to which this contract is a valid annex.

2.	Interest and fees other than the principal amount under this contract are tax inclusive.

3.	If the lender has to entrust other institutions of Bank of Jiangsu to perform the rights and obligations under this contract due to business needs, the borrower shall agree. The other institutions of Bank of Jiangsu authorized by the lender shall be entitled to execute all rights under this contract and shall be entitled to institute court proceedings or submit to arbitration in respect of disputes under this contract.

4.	The contract consists of the text of this contract, the attachment (if any), all the information filled in by the borrower at the time of the loan application, the rules shown in the loan application interface and other page information related to this loan, and each part shall be legally binding on both parties to the contract. The lender shall not be held responsible for the rule information published by other institutions in the name of the lender without its consent.

5.	____ /____ .

6.	Any matters not covered by this contract shall be interpreted or handled in accordance with the relevant laws and regulations, regulatory documents and relevant regulations of competent government authorities.

Article XXI Entry into force and expiry

1.	The borrower agrees to sign this contract in electronic format and will not refuse to perform its obligations under this contract on such ground. The contract shall take effect from the date of signing by the borrower. Without the consent of the lender, the borrower shall not deny the debtor-creditor relationship under this contract or withdraw or cancel the contract in any way.

2.	This contract shall terminate when the borrower has paid off all principal and interest on the loan and other relevant fees.

(Signed below, no text)

Borrower:	Hangzhou Shanyou Medical Equipment Co., Ltd.
Place of signing:	_______/______
Date of contract:	March 31, 2023

Note: The contract contains digital identity information of the client that is automatically generated after the contract is signed by the client online.